Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2010 Fourth Quarter and Year-End Results

Strong revenue growth and record operating margin from continuing operations

Fremont, Calif.,—January 11, 2011—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2010.

For the fiscal fourth quarter, revenue from continuing operations was $2.47 billion, an increase of 12.3% compared to $2.20 billion for the fiscal fourth quarter ended November 30, 2009. Revenue for the fiscal year 2010 of $8.61 billion increased 11.6% from $7.72 billion in the prior year. Revenue in the fiscal fourth quarter and the full fiscal year 2010 reflects the impact of the previously announced presentation of certain types of services and extended warranty contracts on a net basis beginning in fiscal 2010. These contracts would have contributed approximately $129.7 million to revenue on a gross basis in the fiscal fourth quarter and $395.1 million for the full fiscal year 2010.

Income from continuing operations before non-operating items, income taxes and non-controlling interest was a record $64.6 million, or 2.62% of revenue for the quarter and $199.2 million, or 2.31% of revenue for the fiscal year 2010. These results compare to $47.7 million in the prior year fourth quarter and $149.6 million for the prior fiscal year.

Income from continuing operations, net of tax, for the fiscal fourth quarter was $37.5 million, or $1.04 per diluted share, and $116.5 million, or $3.26 per share for the fiscal year. This compares with $28.8 million, or $0.83 per diluted share, in the fourth quarter of fiscal 2009 and $85.8 million, or $2.53 per diluted share, in the prior fiscal year.

“We are pleased with our strong operating performance for the fiscal fourth quarter and full year 2010. Both our distribution and GBS business segments contributed to our achievements,” stated Kevin Murai, President and Chief Executive Officer. “In 2011, we believe IT spending will be steady and SYNNEX will again outperform the market. We are excited about our profitable growth opportunities with our recent acquisitions in Japan and in our GBS business. The SYNNEX team remains committed to long-term growth in revenue, margins and earnings.”

Fiscal 2010 Fourth Quarter Financial Highlights:

•	Distribution revenue from continuing operations was $2.45 billion, an increase of 12.4% over the prior year quarter and up 13.7% from the fiscal third quarter of 2010.

•

GBS revenue from continuing operations was $27.7 million, an increase of 5.3% over the prior year quarter and down 10.6% compared to the fiscal third quarter of 2010 due to the previously noted sale of NDS in August, which had contributed approximately $3.4 million in revenue in the prior year quarter and $4.8 million in the fiscal third quarter of 2010.

•

Distribution income from continuing operations before non-operating items, income taxes and non-controlling interest was $63.1 million, or 2.58% of distribution revenue compared to $44.3 million, or 2.04% in the prior year quarter.

•

GBS income from continuing operations before non-operating items, income taxes and non-controlling interest was $1.5 million, or 5.43% of GBS revenue compared to $3.3 million, or 12.67% in the prior year quarter. GBS operating income includes a provision for approximately $2.1 million related to an accrual for a statutory business expense.

•	ROIC was 12.1% for the fiscal fourth quarter of 2010, up from 11.3% in the prior year fiscal fourth quarter.

•	The cash conversion cycle was 42 days.

•	The debt to capitalization ratio was 28%.

•	Depreciation and amortization were $2.8 million and $1.2 million, respectively.

•	Capital expenditures were $5.5 million.

Fiscal Year 2010 Financial Highlights:

•	Distribution revenue from continuing operations was $8.53 billion, an increase of 11.6% over the prior year.

•	GBS revenue from continuing operations was $112.4 million, an increase of 11.1% over the prior year.

•

Distribution income from continuing operations before non-operating items, income taxes and non-controlling interest was $187.5 million, or 2.20% of distribution revenue compared to $137.7 million, or 1.80% in the prior year.

•

GBS income from continuing operations before non-operating items, income taxes and non-controlling interest was $11.7 million, or 10.39% of GBS revenue compared to $11.9 million, or 11.79% in the prior year.

•	ROIC was 10.3%, up from 8.8% in the prior year.

•	Depreciation and amortization were $11.2 million and $5.1 million, respectively.

•	Capital expenditures were $12.7 million.

Fiscal 2011 First Quarter Outlook:

The following statements are based on the Company’s current expectations for the first quarter of fiscal 2011. These statements are forward-looking and actual results may differ materially.

•	Revenue is expected to be in the range of $2.42 billion to $2.52 billion.

•	Net income, before anticipated acquisition, restructuring and integration charges, is expected to be in the range of $28.1 million to $29.1 million.

•	Diluted earnings per share, before anticipated acquisition, restructuring and integration charges, are expected to be in the range of $0.77 to $0.80.

•	The calculation of diluted earnings per share for the first quarter of fiscal 2011 is based on a diluted weighted-average common share count of approximately 36.5 million.

•	During the first half of fiscal 2011, charges for the integration and restructuring of recent acquisitions are expected to total $3 million to $5 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 29920740. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 25, 2011.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 8,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding IT spending, our performance, our growth opportunities and profitability, anticipated benefits of our recent acquisitions, our strategy, our operating expenses, and our revenue, net income, integration and restructuring charges, and diluted earnings per share for the first quarter of fiscal 2011, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully integrate our recent acquisitions; diversion of management as a result of our recent acquisitions; loss of vendors and suppliers as a result of our recent acquisitions; market acceptance and product life of the platforms sold by companies recently acquired; general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2011 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2010	November 30, 2009
		(As Adjusted)(1)
Assets
Current assets:
Cash and cash equivalents	$88,038	$37,816
Short-term investments	11,419	21,219
Accounts receivable, net	986,917	820,633
Receivable from vendors, net	132,409	99,610
Receivable from affiliates	5,080	5,144
Inventories	912,237	713,813
Current deferred tax assets	33,063	27,787
Other current assets	40,030	39,974
Assets held for sale	—	74,185

Total current assets	2,209,193	1,840,181

Property and equipment, net	91,995	94,725
Goodwill	139,580	107,563
Intangible assets, net	28,271	18,066
Deferred tax assets	605	2,849
Other assets	30,217	36,526

Total assets	$2,499,861	$2,099,910

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$245,973	$150,740
Accounts payable	896,401	687,432
Payable to affiliates	3,195	82,728
Accrued liabilities	166,861	136,397
Income taxes payable	1,578	2,431
Liabilities related to assets held for sale	—	18,148

Total current liabilities	1,314,008	1,077,876

Long-term borrowings	9,044	9,410
Convertible debt	131,289	126,785
Long-term liabilities	49,431	39,027
Deferred tax liabilities	3,262	8,077

Total liabilities	1,507,034	1,261,175

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	36	34
Additional paid-in capital	285,406	249,892
Accumulated other comprehensive income	28,035	27,151
Retained earnings	679,193	551,245

Total SYNNEX Corporation stockholders’ equity	992,670	828,322
Non-controlling interest	157	10,413

Total equity	992,827	838,735

Total liabilities and equity	$2,499,861	$2,099,910

(1)

In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2010	Three Months Ended November 30, 2009	Fiscal Year Ended November 30, 2010	Fiscal Year Ended November 30, 2009
		(As Adjusted)(1)		(As Adjusted)(1)

Revenue	$2,468,225	$2,198,062	$8,614,141	$7,719,197

Cost of revenue	(2,327,306)	(2,082,796)	(8,122,525)	(7,296,167)

Gross profit	140,919	115,266	491,616	423,030

Selling, general and administrative expenses	(76,310)	(67,596)	(292,466)	(273,381)

Income from continuing operations before non-operating items, income taxes and non-controlling interest	64,609	47,670	199,150	149,649

Interest expense and finance charges, net	(4,984)	(4,535)	(17,114)	(18,032)
Other income (expense), net	780	1,278	1,550	3,036

Income from continuing operations before income taxes and non-controlling interest	60,405	44,413	183,586	134,653

Provision for income taxes	(22,873)	(15,562)	(66,910)	(49,028)

Income from continuing operations before non-controlling interest, net of tax	37,532	28,851	116,676	85,625

Income from discontinued operations, net of tax	—	1,347	75	5,199
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income	37,532	30,198	128,102	90,824

Net income attributable to non-controlling interest	(1)	(520)	(154)	(1,157)

Net income attributable to SYNNEX Corporation	$37,531	$29,678	$127,948	$89,667

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$37,531	$28,835	$116,538	$85,758
Discontinued operations:
Income from discontinued operations, net of tax	—	843	59	3,909
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income attributable to SYNNEX Corporation	$37,531	$29,678	$127,948	$89,667

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$1.06	$0.86	$3.35	$2.62
Discontinued operations	—	0.03	0.33	0.12

Net income per common share	$1.06	$0.89	$3.68	$2.74

Diluted :
Income from continuing operations	$1.04	$0.83	$3.26	$2.53
Discontinued operations	—	0.02	0.32	0.11

Net income per common share	$1.04	$0.85	$3.58	$2.64

Weighted-average common shares outstanding-basic	35,351	33,419	34,737	32,711

Weighted-average common shares outstanding-diluted	36,149	34,963	35,757	34,013

(1)

In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.